Exhibit 10.3

CLAIM RELEASE

            This Release (“Release”) is entered into this 26th day of June, 2015, between Forward Industries, Inc. and Zurich American Insurance Company (“ZAIC”) (“the Parties”) on their own behalf and on behalf of their respective affiliates, parents, successors and subsidiaries.

RECITALS

            WHEREAS, ZAIC issued an Employment Practices Liability Policy No. 9327147 00 for the policy period October 1, 2013 to October 1, 2015 (hereinafter “the Policy”);

            WHEREAS, Forward Industries, Inc. is identified as an Insured under the Policy;

WHEREAS, the Policy affords coverage for employment related Wrongful Termination, Discrimination, Sexual Harassment and Workplace Torts liability, for claims made during the Policy period and within the Policy’s coverage territory, subject to the Policy’s other terms, conditions and exclusions;

WHEREAS, Forward Industries, Inc. submitted a claim in which it sought coverage under the Policy arising out of a lawsuit entitled James McKenna v Forward Industries, Inc., Frank Lagrange Johnson; Robert Garrett; Owen P. J. King; Timothy Gordon; and John F. Chiste (Civil Action No. 14-cv-6944-RA) filed in the United States District Court for the Southern District of New York (“Lawsuit”);

WHEREAS, ZAIC disputed coverage under the Policy;

WHEREAS, the parties to the Lawsuit have agreed to resolve the matter by entering into a Settlement Agreement and Mutual Release dated February 14, 2015 (“Settlement Agreement”);

WHEREAS, ZAIC and Forward Industries, Inc. have agreed to resolve their dispute regarding coverage for the Lawsuit;

NOW, THEREFORE, in accordance with the foregoing recitals, and for good and valuable consideration received, Forward Industries, Inc. and ZAIC hereby agree, represent, and warrant as follows:

1.         The foregoing recitals are incorporated hereto;

2.         Subject to the terms and conditions of this Release, ZAIC will issue payment to Forward Industries, Inc. in the amount of $425,000 representing reimbursement to Forward Industries, Inc. of  a portion of the settlement amounts set forth in the Settlement Agreement;

3.         Upon receipt of the $425,000, Forward Industries, Inc. hereby fully releases and forever discharges ZAIC, its current and former affiliates, parents, successors, subsidiaries, divisions, agents, employees, officers, owners, directors, administrators, attorneys and insurers from any and all claims, demands, damages or causes of action whatsoever that Forward Industries, Inc. and/or its affiliates, parents, successors and subsidiaries, and each of them, now have or hereafter may acquire, arising out of, based upon directly or indirectly out of the Lawsuit or any matters relating to the Lawsuit, including but not limited to any claims by Forward Industries, Inc. against ZAIC or the parties released above for bad faith or breach of the covenant of good faith and fair dealing related to the Lawsuit or this settlement.  At that time, ZAIC hereby fully releases and forever discharges Forward Industries, Inc., its current and former affiliates, parents, successors, subsidiaries, divisions, agents, employees, officers, owners, directors, administrators, attorneys and insurers from any and all claims, demands, damages or causes of action whatsoever that ZAIC and/or its affiliates, parents, successors and subsidiaries, and each of them, now have or hereafter may acquire, arising out of, based upon directly or indirectly out of the Lawsuit or any matters relating to the Lawsuit.

4.         Forward Industries, Inc. acknowledges and agrees that it will not assign any rights under the Policy in relation to the Lawsuit to any individuals, natural persons, entities, companies, and/or their affiliates, and subsidiaries.

5.         Immediately upon execution of this Release by Forward Industries, Inc., ZAIC shall issue a check payable to Forward Industries, Inc. in the sum of $425,000.  Such sum represents fully ZAIC’s coverage obligation under the Policy with respect to the Lawsuit.

6.         The provisions of this Release and the release of the claims arising from the Lawsuit extend to the Parties and to all of their respective subsidiaries, parents, divisions, affiliates, successors, agents, employees, officers, directors, administrators, attorneys and reinsurers (but only in their capacity as reinsurers of the Policy).  The Parties understand, acknowledge and agree that this Release shall be binding upon the Parties and their respective directors, officers, successors, administrators, executors, representatives, estates, heirs and assigns.

7.         The Parties to this Release understand, acknowledge and agree that this Release may be pleaded as a full and complete defense to, and used as a basis for an injunction against, any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this Release and its terms.

8.         The Parties to this Release represent and warrant that they have read, fully understand, and voluntarily accept the terms of this Release.

9.         The Parties to this Release acknowledge, represent and warrant that they have not assigned, sold, transferred or otherwise disposed of any of the causes of actions, claims or other matters which are being released hereby.  Nothing in this Release, whether express or implied, shall be construed as giving any third person or entity any right of action against any of the Parties hereto, under any purported right of subrogation, direct action statute, or otherwise, and the releases set forth in this Release are intended and shall be deemed to extinguish and preclude any and all claims concerning the subject matter of such releases by any third person or entity against any of the Parties hereto.

10.       In the event that any of the provisions of this Release should be deemed invalid or unenforceable, such provisions shall be severed from the remainder of this Release only if and to the extent agreed upon by all of the Parties hereto.  No breach of any provision hereof can be waived unless done so in writing.  Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or other provisions hereof.  This Release may be amended only by written agreement by all Parties who are signatories hereto.

11.       Each of the Parties declare and represent that no promise, inducement, or agreement not herein expressed has been made to it or to any of its representatives, and this Release contains the entire agreement between the Parties and supersedes any prior or contemporaneous written or oral agreements or understandings with respect to the subject matter hereof.

12.      Other than as necessary to enforce the terms of this Agreement, and other than disclosing the fact of this settlement, each party agrees that the terms of this Agreement as well as the settlement between the Parties shall remain confidential and none of the Parties shall disclose to any other person, entity, or agency the terms of the settlement between the Parties of the terms of this Agreement, except (i) as required by law or regulation, including in response to a subpoena or court order or in connection with the reporting obligations of Forward Industries, Inc. as a public company; (ii) to any attorney, reinsurer, auditor or accountant of any of the Parties; (iii) as required in connection with any governmental, administrative, fiscal, supervisory or regulatory request, inquiry, direction, or order, including but not limited to any insurance regulatory authority or any other governmental authority or agency; and (iv) as mutually agreed upon by the Parties in writing.

12.       The signatories to this Release who sign on behalf of Forward Industries, Inc. and ZAIC hereby warrant that he or she has the authority to sign on behalf of said Parties.  This Release may be signed in counter-parts; each counter-part to be deemed to be part of the original document.  Facsimile signatures shall be treated as originals.

Dated: June 26, 2015	________________________________
Forward Industries, Inc.

By /s/ Michael Luetkemeyer
Dated: June 26, 2015	________________________________
Zurich American Insurance Company

By /s/ James Mandarino